SUBJECT TO SETTLEMENT PRIVILEGE

                          PHAR-MOR SEVERANCE AGREEMENT


         THIS PHAR-MOR SEVERANCE AGREEMENT ("Agreement") is made as of the day of , 1997, by and between PHAR- MOR, INC., a Pennsylvania corporation (the "Corporation"), and ROBERT M. HAFT ("R.M. Haft").

         WHEREAS,  the  parties  hereto  previously  entered  into that  certain
Employment   Agreement   dated  as  of  September  11,  1995  (the   "Employment
Agreement");

         WHEREAS, the parties hereto desire to terminate R.M. Haft's employment with the Corporation and to treat such termination as "Without Cause" for purposes of the Employment Agreement; and

         WHEREAS, the parties hereto desire to set forth herein the terms and conditions of their understandings and agreements.

         NOW,  THEREFORE,   in  consideration  of  the  mutual  promises  herein
contained the parties agree as follows:

                  1. Recitals. The foregoing recitals are, by this reference, incorporated herein and made a substantive part of this Agreement. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Employment Agreement.

                  2. Termination. The Corporation and R.M. Haft hereby agree that R.M. Haft's employment with the Corporation shall terminate effective as of Closing (the "Effective Date") under that certain Hamilton Morgan LLC Interests Redemption and Exchange Agreement dated as of , 1997. The parties agree that such termination shall for purposes of the Employment Agreement be treated as a termination "Without Cause".

                  3. Severance. In satisfaction of the Corporation's obligations under Section 5.20 of the Employment Agreement, the Corporation agrees to the following:

                           a.       On the Effective Date, the Corporation shall
make a lump-sum cash payment to R.M. Haft in the total amount of $5,000,000, less the amount of any Annual Bonus actually paid to R.M. Haft by the Corporation prior to the Effective Date with respect to the Corporation's fiscal year 1997. If sooner than the Effective Date, the Corporation shall pay to R.M. Haft his Annual Bonus for fiscal year 1997 at the same time as the Corporation pays annual bonuses to any of its other senior executives for such fiscal year.


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                           b.      In addition, on or before September 28, 1998,
the Corporation shall pay to R.M. Haft seventy-five percent (75%) of any Long-Term Performance Payment payable to R.M. Haft for the three (3) year period ended June 30, 1998. The Long-Term Performance Payment shall be calculated in accordance with Schedule 1 attached hereto.

                           c.       On the Effective Date, the Corporation shall
also pay to R.M. Haft the deferred compensation payable to him from his non-qualified management deferral plan account with the Corporation in the original amount of $325,429.21, plus any return on such account through the Effective Date.

                           d.       From the Effective Date to the third (3d)
anniversary of the Effective Date, the Corporation shall continue to provide the medical, hospitalization, dental and disability benefits and reimbursements as described in and previously provided under Section 4.20 of the Employment Agreement. Thereafter, R.M. Haft shall be entitled to his statutory rights under Cobra. The current disability insurance coverages are described on Schedule 2 attached hereto.

                           e.       From the Effective Date to the third (3d)
anniversary of the Effective Date, the Corporation shall continue to reimburse R.M. Haft on a net after-tax basis for the life insurance coverage as described in and previously provided under Section 3.00 of the Employment Agreement. The applicable policies and face amounts are set forth on Schedule 2 attached hereto.

                           f.       The Corporation acknowledges, ratifies and
confirms that (i) R.M. Haft shall, after the Effective Date, continue to be the legal and beneficial owner of options (the "Options") to purchase (a) up to 256,250 shares of the Corporation's common stock (par value $0.01 per share) at a purchase price of $8.00 per share (the "Original Options"), (b) up to 5,000 shares of the Corporation's common stock (par value $0.01 per share) at a purchase price of $7.06 per share (the "1995 Director Options"), (c) up to 5,000 shares of the Corporation's common stock (par value $0.01 per share) at a purchase price of $6.1719 per share (the "1996 Director Options") and (d) up to 125,000 shares of the Corporation's common stock (par value $0.01 per share) at a purchase price of $5.4375 per share, provided that the Corporation's shareholders approve an increase in the number of the Corporation's shares of authorized common stock (the "1997 Options") (the shares to be issued upon exercise of any of the Original Options, the 1995 Director Options, the 1996 Director Options and/or the 1997 Options are collectively referred to herein as the "Option Shares"), (ii) the Options shall be one hundred percent (100%) vested as of the Effective Date (provided, however, that, as to the 1997 Options,

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one-third (1/3) may be exercised immediately and thereafter, one-third (1/3) may be exercised on or after June 5, 1998 and one-third (1/3) may be exercised on or after June 5, 1999), (iii) the Original Options shall be exercisable by R.M. Haft in whole or in part until February 11, 2000, (iv) the 1995 Director Options and the 1996 Director Options shall be exercisable by R.M. Haft in whole or in part until October 2, 2000 and October 1, 2001, respectively, (v) the 1997 Options shall be exercisable by R.M. Haft in whole or in part until June 5, 2004 and (vi) the Options shall include the following:

          (1) The Corporation covenants and agrees that, unless R.M. Haft elects otherwise, the Options shall, to the fullest extent possible under applicable Federal income tax laws and under the Plan, be treated and reported as incentive stock options as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and any remaining Options shall be treated as nonqualified stock options. The Corporation covenants and agrees that, upon written request by R.M. Haft, the Corporation shall accept the surrender by R.M. Haft of R.M. Haft's right to exercise all or any portion of the Options and pay in consideration therefor within ten (10) days following such surrender an amount equal to the difference obtained by subtracting the exercise price of the Option Shares which are the subject of such surrendered Option(s) from the fair market value (as determined by the closing trading price per share of the Corporation's common stock for the business day immediately prior to the date of such exercise) of the Option Shares which are the subject of such surrendered Option(s) on the date of such surrender (such amount not to be less than zero), such payment to be in cash.

          (2) With respect to the Options (and the shares of the Corporation's capital stock to be received upon exercise of the Options), R.M. Haft shall have such rights, benefits and protections, pro rata and in pari passu and on the same terms and conditions as are equal to the best rights, benefits and protections as have been provided or may in the future be provided to any executive of the Corporation or its subsidiaries, regarding their respective options, warrants, stock rights and/or shares of capital stock in the Corporation (collectively or individually, "Equity"), concerning terms of payment for the acquisition of

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                           Equity,   registration   rights   and   anti-dilution
                           protection granted with respect to Equity and any re-pricing of Equity that is more favorable than the exercise price of the Options.

                           (3) In the event of any conflict, inconsistency or ambiguity between the terms and provisions of this Agreement and the terms and provisions of the Stock Option Plan and/or the Initial Stock Option Agreement, the terms and provisions of this Agreement shall govern and control for all purposes and in all respects in order to provide R.M. Haft with the maximum benefit of all of the foregoing.

                           (4) The loan provisions of Section 4.11 of the Employment Agreement shall terminate and be of no force or effect.

                           g.       From the Effective Date through the second
(2nd) anniversary of the Effective Date, the Corporation shall continue to provide R.M. Haft with a Washington, D.C. office and full-time secretarial services as previously provided under Section 2.30 of the Employment Agreement. For purposes of this paragraph 3g, the Corporation agrees (i) to continue to retain Gail Jacobs as an employee of the Corporation at her present salary (plus an annual four percent (4%) increase) and benefits levels (which is reflected on
Schedule 3 attached hereto) and (ii) to pay the office rent (not to exceed $30,000 per year) and utilities (plus landlord passthroughs, if any) but excluding telephone charges on office space used by R.M. Haft in Washington, D.C. or another location of his choosing.

                  4.       [Intentionally left blank.]

                  5. Tax Adjustment Payments; Indemnification; Letter of Credit; Agreed Tax Reporting.

                           a.       The Corporation and R.M. Haft shall prepare
and file their respective Federal income tax returns on the basis that no payments made or to be made by the Corporation to R.M. Haft under this Agreement (other than payments, if any, under this paragraph 5) are "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). If all or any portion of the amount payable to R.M. Haft under this Agreement (together with all other payments of cash or property, whether pursuant to this Agreement or otherwise, including, without limitation, the issuance of Options or Option Shares or the granting, exercise or termination of options therefor, or the payments or benefits made or granted under paragraph 3 above) constitutes or is

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subsequently  determined to constitute  "excess  parachute  payments" within the meaning of Section 280G of the Code, that are subject to the excise tax imposed by Section 4999 of the Code (or any similar tax or assessment), then the Corporation shall pay R.M. Haft an amount equal to the sum of: (i) such excise or other similar taxes, plus (ii) any interest, fines and penalties resulting from any underpayment of tax or estimated tax, plus (iii) an amount necessary to pay to R.M. Haft any income, excise or other tax assessment incurred or to be incurred by R.M. Haft with respect to the amounts specified in (i) and (ii) above, and the payment provided by this clause (iii). Any such payment shall be made immediately by the Corporation upon the earliest to occur of (x) assessment against R.M. Haft of such tax, penalties or interest, (y) determination by R.M. Haft and his tax advisors that he is obligated to make an estimated tax payment in connection with any of the amounts specified in clause (iii) above or (z) preparation by R. M. Haft of a tax return for filing after a final determination by a Taxing Authority in an Indemnified Tax Contest that any portion of the payments made to R.M. Haft under this Agreement are "parachute payments" under
Section 280G of the Code,  that reports any of the amounts  specified in clauses
(i), (ii) or (iii) above. In furtherance of the foregoing, the Corporation hereby agrees to indemnify and hold harmless (including advance payment of expenses) R.M. Haft from and against any loss, cost, penalty or expense (including attorneys' and accountants' fees incurred by him) in connection with any actual, threatened or potential assertion or assessment of any excise tax under Section 4999 of the Code (or any similar tax or assessment) relating to any benefit or payment received by R.M. Haft under this Agreement.

                           b.       On the Effective Date, the Corporation shall
do the following:

                                    (1)    The Corporation shall deliver to R.M.
Haft the opinion of Honigman Miller Schwartz and Cohn, in form and content reasonably satisfactory to R.M. Haft and his tax advisors, that there is a reasonable basis to take a position in the preparation and filing of Federal income tax returns, and a realistic possibility of sustaining on the merits such position, that the payments and benefits received by R.M. Haft under this Agreement are not "excess parachute payments" under Section 280G of the Code and are not subject to the excise tax imposed by Section 4999 of the Code (or any similar tax or assessment). The Corporation shall also deliver to R.M. Haft complete copies of any analyses, memoranda or opinions prepared by Deloitte & Touche, LLP in connection with this tax issue.

                                    (2) The Corporation shall deliver to R.M.
Haft an unconditional and irrevocable sight draft letter of credit in the face amount of $2,933,513 issued by a federally-

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regulated money center financial  institution  satisfactory to R.M. Haft, in his sole discretion, that shall name R.M. Haft as beneficiary thereunder and, upon presentment, shall be drawable by R.M. Haft. As between the parties hereto, it is agreed that R.M. Haft may draw upon the letter of credit upon the first to occur of (i) receipt by R.M. Haft of a notice of assessment from an applicable governmental tax authority in connection with an excise tax under Section 4999 of the Code (or any similar tax or assessment), (ii) determination by R.M. Haft and his tax advisors that R.M. Haft's liability for taxes, penalties and interest if the IRS successfully challenges the tax reporting position described in paragraph 5a above would, or is reasonably likely to, exceed the amount of the letter of credit, (iii) failure by the Corporation to satisfy any of its obligations under paragraph 5a above, or (iv) thirty (30) days or less prior to the expiration date of such letter of credit, unless such letter of credit is renewed or a new letter of credit that conforms to the requirements of this paragraph 5b(2) is substituted therefor in a face amount equal to the amount set forth above plus such additional interest as may accrue through the expiration date of such renewed or new letter of credit plus the gross up payment that would be due in connection with such additional interest under clause (iii) of
paragraph  5a  above.  The  Corporation   shall  remain  fully  liable  for  its
obligations under this Agreement, notwithstanding any amounts drawn under the letter of credit (but amounts so drawn shall be credited against such obligations), and R.M. Haft shall retain any and all legal and equitable rights and remedies in connection therewith. R.M. Haft may exercise such rights and remedies at any time and from time to time in any order that he chooses, and any failure to exercise a right or remedy in any one instance shall not preclude its subsequent exercise. The letter of credit shall be in form and content reasonably satisfactory to R.M. Haft and shall have an initial term of three (3) years and shall thereafter be renewed (or a new letter of credit meeting the requirements of this paragraph 5b(2) is substituted therefor) for additional one
(1) year periods until the later of (i) expiration of any applicable statute of limitations on assessment (except where the applicable statute of limitations remains open solely due to R.M. Haft's failure to file a tax return or fraud) or
(ii) a final determination in any pending Indemnified Tax Contest. Upon the reasonable determination of R.M. Haft's tax advisors that all applicable statutes of limitation have expired and that R.M. Haft has no unresolved obligation for taxes, penalties or interest relating to "excess parachute payments" and that all of the Corporation's obligations under paragraph 5a above have been fully satisfied, R.M. Haft shall deliver to the Corporation any amounts held by him that were previously drawn under the letter of credit and not applied toward the Corporation's obligations under paragraph 5a above. In the event that R.M. Haft draws upon the letter of credit pursuant to any of the events described in paragraph

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                                                SUBJECT TO SETTLEMENT PRIVILEGE

5b(2)(i) - (iv) above, R.M. Haft shall, promptly after such draw on the letter of credit is received by him, notify the Corporation thereof. The Corporation shall have fifteen (15) days following such notice to fully and completely cure the event that led to such draw. If the Corporation (x) fully and completely cures such event within such period and (y) causes the letter of credit required under this paragraph 5b(2) to be reinstated (on the same terms and conditions imposed under this paragraph 5b(2)) within such period, then R.M. Haft shall repay such drawn amounts to the Corporation.

                           c.      In connection with the payments made pursuant
to paragraphs 3a, c, d and e above, the Corporation shall prepare and file with the Social Security Administration and any other applicable governmental authority a Form W-2 in the form of Exhibit "A" attached hereto. Payments by the Corporation to R.M. Haft shall be subject to withholding as required by law (and payments under paragraph 3e above shall be grossed-up so that R.M. Haft incurs no net tax cost in connection therewith). Notwithstanding the foregoing, the parties agree that the Corporation shall not withhold taxes or other payroll deductions or otherwise report income to R.M. Haft on any tax reporting form relating to the Corporation's satisfaction of its obligations under paragraph 3g above.

                           d.      In the event of any determination or proposed
determination by the Internal Revenue Service or other taxing authority (a "Tax Authority") affecting R.M. Haft's liability for taxes, interest, or penalties subject to indemnity under paragraph 5a above (an "Indemnified Adverse Tax
Effect"), R.M. Haft agrees that the Corporation's representatives shall be authorized to conduct or participate in administrative and/or judicial proceedings in which such Indemnified Adverse Tax Effect is contested (an "Indemnified Tax Contest") to the extent provided below:

                                    (1)  Right of Corporation to Pursue
Indemnified Tax Contest. Subject to the terms and conditions of this paragraph 5d, the Corporation may, but is not required to, conduct or participate in any Indemnified Tax Contest at its own expense. The Corporation shall have thirty
(30) days following notice of an Indemnified Tax Contest to notify R.M. Haft of its exercise of its right under this paragraph 5d(1) to conduct or participate in the Indemnified Tax Contest. Any failure by the Corporation to so notify R.M. Haft and exercise such right, shall be conclusively deemed an irrevocable waiver by the Corporation of such rights and thereafter R.M. Haft shall have no obligation to maintain the tax reporting position described in paragraph 5a above and R.M. Haft shall be free to pursue any position he, in his sole discretion, deems appropriate or desirable, including, without limitation, filing an amended return, drawing on the

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letter of credit  and  paying  the excise  tax  liability  (plus  penalties  and interest, if any). The Corporation shall only have such rights to conduct or participate under this paragraph 5d so long as it maintains, on its own behalf,
the  tax  reporting   position  set  forth  in  paragraph  5a  above.  Upon  the
Corporation's timely notice and exercise of its rights under this paragraph 5d(1), R.M. Haft agrees not to voluntarily consent to assessment of tax with respect to and to the extent of the Indemnified Adverse Tax Effect. R.M. Haft shall promptly notify the Company of (i) his receipt of any notice of audit for any of the years for which there may be an Indemnified Adverse Tax Effect and
(ii) the occurrence of an event which causes an Indemnified Tax Contest to exist. The term "conduct or participate in" as used in this paragraph 5 shall include (x) the right to attend, through representatives of the Corporation's choice, all meetings, interviews, and conferences by and between R.M. Haft and/or his representatives and representatives of the Internal Revenue Service, where, but only to the extent that, the subjects thereof include an Indemnified Adverse Tax Effect and (y) the right to submit to R.M. Haft for filing any protest, petition, or claim for refund or any other filing or submission regarding an Indemnified Adverse Tax Effect.

                                    (2)  Execution of Documents Necessary to
Conduct of Indemnified Tax Contest. R.M. Haft will execute such documents as may be reasonably required to facilitate the Corporation's ability to conduct or participate in any Indemnified Tax Contest; provided, however, R.M. Haft shall not be required in any event to execute a power of attorney authorizing representatives of the Corporation to act on his behalf (other than a limited power of attorney on IRS Form 2848-D authorizing the Corporation's outside tax counsel to receive copies of all IRS notices and correspondence relating to an Indemnified Adverse Tax Effect), and shall not be required to execute extensions of the statute of limitations on assessment which are not limited solely to assessment of taxes causing the Indemnified Adverse Tax Effect.

                                    (3)  Separation of Proceedings by Piggy-Back
Settlement Agreement. If the asserted legal basis for an Indemnified Adverse Tax Effect, if sustained, would necessarily also require an increase in tax liabilities of the Corporation (a "Related Tax Increase"), the Corporation shall use its best efforts to cause the Related Tax Increase to be contested directly by the Corporation on its own behalf, so that R.M. Haft's liability for such Indemnified Adverse Tax Effect may be resolved pursuant to a "piggy-back" settlement agreement under which R.M. Haft agrees with the relevant Tax Authority to be bound to tax treatment consistent with any final determination with respect to the Related Tax Increase.


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                                    (4)  Corporation's Participation in Tax
Audits. If an Indemnified Adverse Tax Effect is an issue under consideration in an audit of the returns of R.M. Haft, the Corporation shall be authorized to participate in such audit only with respect to, and to the extent of, issues related to an Indemnified Adverse Tax Effect.

                                    (5)  Corporation's Right to Convert Contest
to Refund Proceedings. If an Indemnified Adverse Tax Effect is an issue under consideration in an audit of the returns of R.M. Haft, and the Corporation has given adequate assurance of the availability of funds provided by the Corporation to immediately and fully pay such Indemnified Adverse Tax Effect when assessed, R.M. Haft will, if the Corporation so requests, file a Form 870 or amended return permitting the assessment of the Indemnified Adverse Tax Effect with respect to such issue, and after assessment and payment thereof, R.M. Haft will execute all documents as are reasonably required for the Corporation to then contest such Indemnified Adverse Tax Effect through a claim for refund, including a judicial challenge to the administrative denial of any such claim for refund. In the event such Indemnified Adverse Tax Effect is converted to a refund proceeding, the Corporation shall be authorized to control the conduct of such refund proceeding so long as the Indemnified Adverse Tax Effect is the only issue in the refund proceeding.

                                    (6)  Participation of Corporation in
Litigation Controlled by R.M. Haft. In any litigation with a Tax Authority in which the Indemnified Adverse Tax Effect is an issue, the Corporation shall be permitted to participate in such litigation (or, as provided in subparagraph 5d(5) above, control such litigation), but only with respect to, and to the extent of, the Indemnified Adverse Tax Effect, including providing a response to such issue in the context of such litigation.

                                    (7)  Cooperation and Information Sharing.
The Corporation and R.M. Haft will provide each other with such cooperation, assistance and information as either of them reasonably may request of the other to facilitate the presentation or adjudication of an issue concerning an Indemnified Adverse Tax Effect. At any time, upon the request of any party, the other party will promptly and duly execute and deliver, or cause to be promptly and duly executed and delivered, such further instruments and documents and take such further action as may reasonably be required to effectuate the provisions of this paragraph 5d.

                                    (8)  Final Determination.  In the event that
an indemnification payment has been made to R.M. Haft pursuant to paragraph 5a in order to permit the conduct of a refund proceeding under subparagraph 5d(5) hereof, and a refund is

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finally determined and issued as a result of such proceeding,  the amount of the indemnification obligation of the Corporation under paragraph 5a shall be recomputed to reflect such outcome (and the collateral consequences thereof) and any excess indemnity payment determined to have been paid by the Corporation in view of the determination in such refund proceeding shall, along with any statutory interest payments received by R.M. Haft (after deduction for any related tax liability) in connection with such a refund of tax, be returned by R.M. Haft to the Corporation (net of any then outstanding indemnity obligations of the Corporation to R.M. Haft). R.M. Haft agrees promptly to execute such documents as reasonably requested by the Corporation to recover excise or income tax paid to taxing authorities as a consequence of an Indemnified Adverse Tax Effect. The full amount of such refund(s), including interest (after deduction by R.M. Haft for any related tax liability), actually received by R.M. Haft shall be held in trust by R.M. Haft for the Corporation's benefit and shall be promptly paid by R.M. Haft to the Corporation.

                                    (9) No Limitations or Restrictions on R.M.
Haft. Notwithstanding the foregoing provisions of this paragraph 5, nothing herein shall be interpreted to require R.M. Haft to take, or prohibit him from taking, any action that, if taken or not taken (as applicable), would, or reasonably could be expected to, adversely affect or impede his ability to conduct, contest, defend or settle any matter that is not an Indemnified Adverse Tax Effect, including, without limitation, his ability to file a petition in the U.S. Tax Court to contest any matters unrelated to an Indemnified Adverse Tax Effect that are raised in a notice of proposed deficiency from the Internal Revenue Service. So long as the Corporation is not in breach or default of any of its obligations, representations or warranties under this Agreement, R.M. Haft shall not concede or compromise an Indemnified Adverse Tax Effect in a manner that would prevent judicial review of the determination of the Indemnified Adverse Tax Effect without the Corporation's prior written consent.

                                    (10)   R.M. Haft's Right to Terminate.  Upon
the occurrence of (i) failure by the Corporation to exercise its rights under paragraph 5d(1) above to conduct or participate in an Indemnified Tax Contest,
(ii) any breach or default by the Corporation of any of its representations, warranties, covenants or indemnifications provided under this Agreement (or any other agreement by the Corporation for R.M. Haft's benefit) and if any such breach or default is not fully and completely cured within ten (10) days following notice thereof to the Corporation, then, in either case, R.M. Haft may, in addition to all of his other legal and equitable rights and remedies, terminate the Corporation's rights, and R.M. Haft's obligations, under this paragraph 5d; it being understood and agreed that, notwithstanding R.M. Haft's exercise of such termination right,

4163LHC1.5F                                                 Draft of 9709241449
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                                                SUBJECT TO SETTLEMENT PRIVILEGE

the Corporation shall remain fully responsible for all of its obligations and liabilities under this Agreement (including specifically its obligations under paragraph 5a above) and R.M. Haft shall thereafter have no duty or obligation to pursue or permit the Corporation to pursue an Indemnified Tax Contest.



4163LHC1.5F                                                 Draft of 9709241449
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                                                SUBJECT TO SETTLEMENT PRIVILEGE

                  6. Corporation's Representations and Warranties. The Corporation represents and warrants that, as of the date hereof, and as of the Effective Date, each of the following representations and warranties is, and shall be, true, complete and correct:

                           a.       The Corporation has the full power, right,
authority and legal capacity to enter into, execute and deliver this Agreement and to perform all of its obligations hereunder.

                           b.       This Agreement has been duly executed and
delivered by the Corporation, has been duly authorized by all necessary corporate action and is the valid and binding obligation of the Corporation, enforceable in accordance with its terms.

                           c.       The Corporation is not the debtor in any
bankruptcy or insolvency proceeding, nor is it insolvent, nor will the performance of any actual or potential obligations under this Agreement render the Corporation insolvent.

                  7.       Release.

                           a.       Effective as of the Effective Date, the
Corporation, on behalf of itself and its Affiliates, officers, directors, employees, agents and representatives (collectively, the "Phar-Mor Parties"), hereby agrees to release, acquit and discharge R.M. Haft, whether in his capacity as an officer, employee, director or shareholder (including release of any entity through which R.M. Haft holds any indirect share ownership in the Corporation) of the Corporation or otherwise, and his heirs, agents and representatives, successors and assigns (collectively, the "Haft Parties"), from any and all claims, actions, causes of action, liabilities, obligations and responsibilities of any kind whatsoever, known or unknown, mature or contingent, that the Phar-Mor Parties have, have had or may hereafter have, against any of the Haft Parties, directly or indirectly, in connection with any act, event or omission occurring or failing to occur at any time on or before the Effective Date. In furtherance and not in limitation of the Corporation's release under this paragraph 7a, the Corporation specifically acknowledges and agrees that R.M. Haft is free to pursue any and all business opportunities, investments and employment of any kind whatsoever, whether arising on, before or after the Effective Date, as he may desire without restriction of any kind, and the Corporation hereby expressly waives any claims against R.M. Haft or any of his Affiliates with respect thereto. For purposes of this Agreement, "Affiliate" shall, with respect to any person, mean any individual or entity, directly or indirectly, controlled by, controlling or in common control with such person.

4163LHC1.5F                                                 Draft of 9709241449
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                                                SUBJECT TO SETTLEMENT PRIVILEGE


                           b.       R.M. Haft, on behalf of himself and the Haft
Parties, hereby agrees to release, acquit and discharge the Corporation and its officers, directors, and employees from any and all claims, actions, causes of action, liabilities, obligations and responsibilities of any kind whatsoever, known or unknown, mature or contingent that the Haft Parties have, have had or may in the future have, against the Corporation, directly or indirectly, in connection with any act, event or omission occurring or failing to occur, at any time on or before the Effective Date; provided, however, that nothing contained in this paragraph 6b shall be deemed a release by R.M. Haft of (i) his rights, or the Corporation's obligations, under this Agreement or that certain Stock Option Agreement dated September 11, 1995 between the Corporation and R.M. Haft (the "Option Agreement") or under any pension, profit sharing, option or other compensation or benefit plan of the Corporation in which he has participated prior to the Effective Date or with respect to any stock options or related rights (including registration rights) that he has previously been granted, or
(ii) Abbey Butler or Melvyn Estrin, other than in their respective capacities as members of the Corporation's Board of Directors, or any of their respective Affiliates.

                  8.  Indemnification.   To  the  fullest  extent  permitted  or
required by the laws of the state of incorporation of the Corporation, as may apply form time to time, the Corporation shall indemnify and hold harmless (including advance payment of expenses) R.M. Haft, in accordance with the terms of such laws, if R.M. Haft is made a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that R.M. Haft is or was an officer or director for the Corporation or any subsidiary or affiliate of the Corporation, against expenses (including reasonable attorneys'
fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding, which indemnification shall include the protection of the applicable indemnification provisions of the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Corporation from time to time in effect. The Corporation hereby agrees that such obligations include indemnification of R.M. Haft from any claims asserted against or incurred by him in connection with any direct or indirect stock ownership in the Corporation. In addition to the foregoing, the Corporation shall indemnify and hold harmless R.M. Haft from and against any loss, cost, damage, claim or expense (including attorneys' fees and litigation expenses) incurred by or asserted against him as the result, directly or indirectly, of the Corporation's breach or default of any of its representations, warranties or covenants under this Agreement.

4163LHC1.5F                                                Draft of 9709241449
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                                                SUBJECT TO SETTLEMENT PRIVILEGE


                  9. Return of Personal Possessions. The Corporation shall permit R.M. Haft (or his representatives) to remove any and all of his personal possessions, mementos, art work, furniture, furnishings and other property that are located in the Corporation's offices in Youngstown, Ohio. The Corporation acknowledges and agrees that all furnishings, fixtures and equipment located in R.M. Haft's Washington, D.C. office are the exclusive property of R.M. Haft.

                  10. No Duty to Mitigate, Etc. R.M. Haft's rights under paragraphs 3a, b, c, d and e and paragraph 4 above are absolute, and R.M. Haft shall have no duty to seek substitute employment or otherwise to mitigate any loss and all amounts and benefits payable under such paragraphs shall be paid to R.M. Haft without offset or reduction (regardless of any claims that the Corporation may possess) and even if R.M. Haft obtains substitute employment. The Corporation shall not garnish, offset or otherwise withhold for the benefit of itself or any third party (other than withholding imposed by any governmental authority) any amounts payable to R.M. Haft under this Agreement unless compelled to do so by judicial order; it being specifically agreed that the Corporation shall not offset or withhold any payment under paragraphs 5a or 8 hereof, even if the Corporation believes it has defenses or claims in connection therewith.

                  11.      Miscellaneous.

                  a. The provisions of this Agreement are severable and if any one or more provisions may be determined by a court of competent jurisdiction to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provisions to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

                  b. During the Term, the Corporation shall maintain customary directors' and officers' liability insurance with R.M. Haft as a beneficiary thereunder, for any acts, events or omissions occurring or failing to occur on or before the Effective Date.

                  c. This Agreement embodies the entire agreement of the parties with respect to R.M. Haft's termination of employment and, except as provided herein, supersedes any other prior oral or written agreements, arrangements or understandings between R.M. Haft and the Corporation. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

                  d. All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed properly given if delivered personally, mailed by

4163LHC1.5F                                                 Draft of 9709241449
                                     - 14 -

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                                                SUBJECT TO SETTLEMENT PRIVILEGE

registered or certified mail in the United States mail, postage prepaid, return receipt requested, sent by facsimile, or sent by overnight Express delivery service, as follows:

                  If to the Corporation:

                  Phar-Mor, Inc.
                  20 Federal Plaza West
                  Youngstown, Ohio  44501
                  Attn:  General Counsel

                  If to R.M. Haft:

                  Robert M. Haft
                  2346 Massachusetts Avenue, N.W.
                  Washington, D.C.  20008

                  With a copy to:

                  Tucker, Flyer & Lewis, a professional corporation 1615 L Street, N.W.
                  Suite 400
                  Washington, D.C.  20036
                  Attn:  Michael A. Schlesinger, Esquire

Notice given by hand, Express Mail, Federal Express or other such express delivery service shall be effective upon actual receipt. Notice given by facsimile transmission shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by facsimile transmission shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

         e. The parties acknowledge and agree that they are each familiar with and desire their relationship to be governed by the laws of the State of Delaware. Accordingly, this Agreement shall be construed under and governed by the laws of the State of Delaware and the parties hereto irrevocably consent (and waiver any objection) to the jurisdiction and venue of the State of Delaware courts and/or the United States District for the District of Delaware for any action arising under this Agreement.

         f. This Agreement shall inure to the benefit and bind the successors and assigns of the parties. In particular, the provisions of Section 3.00 of the Employment Agreement applicable to R.M. Haft shall inure to the benefit and bind any assignee

4163LHC1.5F                                                 Draft of 9709241449
                                     - 15 -

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                                                SUBJECT TO SETTLEMENT PRIVILEGE

(including donee and legatee) of the policy or policies from R.M.
Haft.

         g. Captions to the paragraphs and subparagraphs of this Agreement are solely for the convenience of the parties, are not a part of this Agreement, and shall not be used for the interpretation of any of the provisions of this Agreement.

         h. The Corporation shall reimburse R.M. Haft for any legal and accounting fees and expenses incurred by him in connection with the preparation, execution and delivery of this Agreement, such fees and expenses not to exceed $50,000.

         i. In the event a controversy or claim arises under or related to this Agreement and the parties to the dispute do not settle their dispute, any unresolved claim or controversy shall, at the election of either party, be submitted to binding arbitration before a single neutral arbitrator, said arbitrator to be an individual with at least ten (10) years experience as a senior executive of a Fortune 500 company (a "Qualified Arbitrator"). The Qualified Arbitrator shall be selected through the following procedure: within ten (10) days following a party's notice of its election to arbitrate, each party shall submit to the other a list of at least five (5) qualified individuals and the parties shall proceed in good faith to select a Qualified Arbitrator from such lists. If the parties are unable to agree upon a Qualified Arbitrator within thirty (30) days of submission of such lists, then they shall seek appointment of a Qualified Arbitrator by the American Arbitration Association. The arbitration shall be conducted within the greater Washington, D.C. metropolitan area in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and commenced within ninety (90) days after selection of the Qualified Arbitrator, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; it being the intent of the parties hereto that, if arbitration is pursued hereunder, any award made pursuant thereto shall be binding upon and enforceable against the parties hereto. The parties hereto specifically and expressly desire that any such controversy or claim be resolved in the most expeditious manner possible, and, accordingly, irrevocably instruct any such arbitrator to issue a decision and award within thirty (30) days after the arbitration hearing is completed and written submissions, if any are required or permitted, have been filed with the Qualified Arbitrator, or as soon as practicable thereafter.

                           j.       Time is of the essence for all purposes of
this Agreement.


4163LHC1.5F                                          Draft of 9709241449
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                                                SUBJECT TO SETTLEMENT PRIVILEGE

         IN  WITNESS  WHEREOF,   the  undersigned  parties  have  executed  this
Agreement as of the date first above written.


                         PHAR-MOR, INC., a Pennsylvania
                                   corporation


                                                     By:




                                                     Robert M. Haft

4163LHC1.5F                                                 Draft of 9709241449
                                     - 17 -

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                                                SUBJECT TO SETTLEMENT PRIVILEGE


                                    EXHIBIT A

                                    Form W-2

4163LHC1.5F                                                Draft of 9709241449
                                     - 18 -

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                                                SUBJECT TO SETTLEMENT PRIVILEGE


                                   Schedule 1

                          Long Term Performance Payment


                           The Long-Term  Performance  Payment (if any) shall be
                  (x) three percent (3%) of any excess of (i) the aggregate market value of the Corporation's publicly-traded common stock based on the average closing price for the thirty (30)-day period ending on the last day of the subject period (less the sum of (a) the proceeds from the exercise during such period of any options or warrants plus (b) any cash or property consideration actually received by the Corporation during such period form the issuance of any shares of its common stock) over (ii) the aggregate market value of the Corporation's publicly-traded common stock based on the average closing price for the thirty (30)-day period ending on the last day of the immediately prior subject period (provided that for the first day of the period ending on June 30, 1998 such average closing price shall be deemed to be $8.00 per share), less (y) one-half of the Annual Bonus paid or payable to R.M. Haft, if any, for each of the three fiscal years comprising such period (but not in any event less than zero).



4163LHC1.5F                                                Draft of 9709241449
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                                                SUBJECT TO SETTLEMENT PRIVILEGE


                                   Schedule 2

                                 Life Insurance



       Company         Policy Number      Face Amount        Premium
       -------         -------------      -----------        -------

    Pacific Mutual        1A23092310       $3,000,000         $38,110.00




                               Disability Insurance



                    Policy             Monthly      Annual          Owner and
    Company         Number             Benefit      Premium         Loss Payee

Paul Revere       01028146490          $10,000      $ 5,664.00       R.M. Haft

Reliance          RN HLD 0445          $35,000      $19,993.00       Phar-Mor

Reliance          RN HLD 0445a         Lump Sum        - 0 -         Phar-Mor




4163LHC1.5F                                                 Draft of 9709241449
                                     - 20 -

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                                                SUBJECT TO SETTLEMENT PRIVILEGE

                                   Schedule 3

                                   Gail Jacobs


4163LHC1.5F                                                 Draft of 9709241449
                                     - 21 -

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